Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS 2016 FIRST QUARTER FINANCIAL RESULTS

Strong Revenue Performance from Education and International Licensee Divisions
Strong Booking Momentum in U.S. Direct Offices
Cash Increases to $22.3 Million with No Borrowings on Revolving Credit Facility
First Quarter Adjusted EBITDA Exceeds Company’s Expectation
Company Reaffirms Annual Adjusted EBITDA Guidance for Fiscal 2016

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal 2016 first quarter ended November 28, 2015.

Financial Overview

▪
Revenue:  Consolidated revenue for the first quarter was $45.2 million compared with $47.9 million in the first quarter of fiscal 2015.  Compared with the first quarter of the prior year, a $1.1 million increase in revenue for the rest of the business during the quarter, was more than offset by the combined impact of two factors: (1) the non-repeat during the quarter of $2.7 million in revenue from a federal government agency contract which, due to administrative changes at the agency, has not yet been open for renewal in fiscal 2016; and (2) a $1.0 million reduction in revenue due to the year-over-year impact of changes in foreign exchange rates compared to the first quarter of last year.  Partially offsetting these decreases was Education practice growth of $2.1 million, or 35%; increased international licensee sales where, excluding the impact of foreign exchange rates, international licensee revenues grew by 11% compared with the first quarter of the prior year; and a $0.4 million, or 20%, increase in the balance of the Company’s other government business.

▪
Gross profit:  First quarter gross profit was $30.1 million compared with $31.2 million in the first quarter of fiscal 2015.  The decrease was primarily due to the impact of revenue factors previously described.  The Company’s gross margin for the quarter ended November 28, 2015 increased to 66.5 percent of sales compared with 65.2 percent in the first quarter of the prior year, primarily due to an increase in the mix of facilitator sales, decreased costs and incentives associated with marketing events, and decreased costs associated with the delivery of online and digital content resulting from changes to online program operations during the first quarter of fiscal 2016.

▪
Adjusted EBITDA:  Adjusted EBITDA for the first quarter was $4.5 million, somewhat above the Company’s expectation, but below the $5.9 million of Adjusted EBITDA achieved in last year’s first quarter.  This was due primarily to the same two factors previously discussed – the non-repeat of the federal government agency contract, which had a $2.1 million impact on Adjusted EBITDA; and the adverse impact of changes in foreign exchange rates, which totaled $0.6 million during the first quarter of fiscal 2016.

▪	Net Income: First quarter 2016 net income was $0.8 million compared with $1.8 million in the first quarter of fiscal 2015, reflecting the above-noted factors.

▪	Diluted EPS: Diluted EPS for the quarter ended November 28, 2015 was $.05 per share compared with $.11 per share in the first quarter of the prior year.
▪
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained healthy through the first quarter of fiscal 2016.  The Company had $22.3 million of cash at November 28, 2015, compared with $16.2 million at August 31, 2015, and had no borrowings on its revolving credit facility.  Net working capital at November 28, 2015 increased to $58.7 million compared with $55.8 million on August 31, 2015.  Cash provided by operating activities increased $9.0 million to $7.1 million compared with net cash used for operating activities of $1.9 million in the first quarter of the prior year.

▪
Expected Completion of Tender Offer:  The Company expects to complete its previously announced modified Dutch auction tender offer to purchase up to $35.0 million of its common stock on January 12, 2016.

▪
Adjusted EBITDA Outlook:  The Company affirms its previously-announced annual guidance range for Adjusted EBITDA of $34 million to $36 million, excluding the impact of changes in foreign exchange during the year.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We were very encouraged by: the strong growth in our Education division during the quarter, where revenue grew $2.1 million, or 35%; the continued growth of our International Licensee division, where, excluding the negative impact of foreign exchange, revenue grew 11%; and by the strong booking momentum in our direct offices in the U.S., which began to convert to strong revenue growth in November.  Revenue in our U.S. direct offices grew 16.8% in November compared with November 2014, after being lower than last year during the first two months of the quarter.  This revenue momentum continued in December, where revenue in these offices grew 17.4% compared with December 2014, and the size of our pipelines for the second and third quarters is also substantially larger than at the same time last year.  We expect our overall momentum to continue to build during the balance of the year, and to meet or exceed our previously-provided constant currency Adjusted EBITDA guidance range for the year of $34 million to $36 million.”

Fiscal 2016 First Quarter Financial Results

Consolidated revenue for the first quarter of fiscal 2016 was $45.2 million compared with $47.9 million in the first quarter of fiscal 2015.  Compared with the first quarter of fiscal 2015, the Company’s revenues were primarily impacted by a $2.7 million contract with the federal government that was renewed in fiscal 2015, but due to administrative changes at the agency, has not been open for renewal in fiscal 2016; $1.0 million of adverse impact from foreign exchange rates as the U.S. dollar continues to strengthen against other currencies; and the timing and completion of contracts for public programs and in our Customer Loyalty practice.  Revenue in the U.S. direct offices for the first quarter was $17.2 million, compared with $17.9 million last year, with lower-than-prior-year revenue in these offices during the first two months of the quarter substantially offset by strong (17%) growth in these offices in November.  The strong sales momentum in the U.S. direct offices also continued in December 2015, where revenue increased 17%.  Education practice revenue grew $2.1 million, or 35%, and excluding the impact of foreign exchange rates, international licensee revenues grew by 11% compared with the first quarter of the prior year.

For the quarter ended November 28, 2015, consolidated gross profit was $30.1 million compared with $31.2 million in the first quarter of the prior year.  The decrease was primarily due to decreased sales as previously described.  Gross margin for the first quarter increased to 66.5 percent of sales compared with 65.2 percent in the prior year.  The improvement in gross margin was primarily due to a change in the mix of sales which resulted in increased facilitator sales (and less onsite presentations, which have higher costs), decreased costs and incentives associated with introductory program events, and decreased costs associated with online and digital content offerings as the Company restructured its online program operations during the first quarter of fiscal 2016.

Selling, general, and administrative (SG&A) expenses for the quarter ended November 28, 2015 increased $0.8 million compared with the first quarter of fiscal 2015.  The increase in SG&A expenses was primarily due to a $1.0 million increase in new sales, sales related, and administrative personnel, and a $0.4 million increase in non-cash share-based compensation expense.  The Company continues to invest in new sales personnel and had 192 client partners at November 28, 2015 compared with 174 at the end of the first quarter of fiscal 2015.  Partially offsetting these increases were $0.5 million of reduced sales conference costs and cost savings in various other areas of the Company’s operations.  Depreciation and amortization expense decreased slightly compared with the first quarter of the prior year.

Income from operations for the quarter ended November 28, 2015 was $1.8 million compared with $3.6 million in the first quarter of fiscal 2015, and reflected the factors noted above.  Net income was $0.8 million, or $.05 per diluted share, compared with $1.8 million, or $.11 per diluted share, in fiscal 2015.

Earnings Conference Call

On Thursday, January 7, 2016, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended November 28, 2015.  Interested persons may participate by dialing 877-261-8992 (International participants may dial 847-619-6548), access code: 41509448.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/6rkywcfh.  A replay will be available from January 7 (7:30 pm ET) through January 14, 2016 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 41509448#.  The webcast will remain accessible through January 14, 2016 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Additional Information

This press release is not an offer to purchase or a solicitation of an offer to sell the Company’s securities.  The solicitation and the offer to purchase the securities will only be made pursuant to the Offer to Purchase and related materials.  The Company filed a Tender Offer Statement on Schedule TO with respect to the tender offer on December 14, 2015.

The Company’s shareholders are advised to read the Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents), as each may be amended or supplemented from time to time, and any other relevant documents filed with the SEC when they become available, before making any decision with respect to the tender offer because these documents contain important information about the proposed transaction and the parties thereto.

Investors and shareholders may obtain free copies of the Schedule TO, as amended or supplemented from time to time, and other documents filed by the Company, at the SEC’s website at www.sec.gov, by contacting the Company by mail at 2200 West Parkway Blvd., Salt Lake City, UT 84119, by telephone at (801) 817-1776, or through the investor relations portion of the Company’s website at www.franklincovey.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2016; expected completion of the tender offer to purchase up to $35.0 million of its common stock; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of its inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 150 countries.

Investor Contact:	Media Contact:
Franklin Covey	Franklin Covey
Steve Young 801-817-1776 investor.relations@franklincovey.com	Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 28,	November 29,
	2015	2014

Net sales	$45,218	$47,875

Cost of sales	15,147	16,671
Gross profit	30,071	31,204

Selling, general, and administrative	26,489	25,699
Depreciation	912	964
Amortization	910	953
Income from operations	1,760	3,588

Interest expense, net	(464)	(428)
Discount on related party receivable	-	(130)
Income before income taxes	1,296	3,030

Income tax provision	(506)	(1,202)
Net income	$790	$1,828

Net income per common share:
Basic	$0.05	$0.11
Diluted	0.05	0.11

Weighted average common shares:
Basic	16,218	16,870
Diluted	16,352	17,092

Other data:
Adjusted EBITDA(1)	$4,475	$5,879

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.
For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 28,	November 29,
	2015	2014
Reconciliation of net income to Adjusted EBITDA:
Net Income	$790	$1,828
Adjustments:
Interest expense, net	464	428
Discount on related party receivable	-	130
Income tax provision	506	1,202
Amortization	910	953
Depreciation	912	964
Share-based compensation	763	402
Increase (reduction) to contingent earnout liability	130	(28)

Adjusted EBITDA	$4,475	$5,879

Adjusted EBITDA margin	9.9%	12.3%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended
	November 28,	November 29,
	2015	2014

Sales by Division:
Direct offices	$23,661	$25,476
Strategic markets	7,184	9,801
Education practice	8,005	5,918
Licensees	4,684	4,539
Corporate and other	1,684	2,141

Total	$45,218	$47,875

Sales by Category:
Training and consulting services	$43,194	$45,473
Products	912	1,314
Leasing	1,112	1,088

	45,218	47,875
Cost of Goods Sold by Category:
Training and consulting services	14,058	15,421
Products	522	637
Leasing	567	613
	15,147	16,671
Gross Profit	$30,071	$31,204

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 28,	August 31,
	2015	2015
Assets
Current assets:
Cash	$22,324	$16,234
Accounts receivable, less allowance for
doubtful accounts of $1,404 and $1,333	49,688	65,182
Receivable from related party	3,168	2,425
Inventories	4,196	3,949
Income taxes receivable	432	-
Deferred income taxes	2,472	2,479
Prepaid expenses and other current assets	5,560	5,156
Total current assets	87,840	95,425

Property and equipment, net	15,428	15,499
Intangible assets, net	52,539	53,449
Goodwill	19,903	19,903
Long-term receivable from related party	1,622	1,562
Other assets	14,177	14,807
	$191,509	$200,645

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,519	$1,473
Accounts payable	6,201	8,306
Income taxes payable	-	221
Accrued liabilities	21,391	29,634
Total current liabilities	29,111	39,634

Financing obligation, less current portion	24,205	24,605
Other liabilities	3,931	3,802
Deferred income tax liabilities	7,178	7,098
Total liabilities	64,425	75,139

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	209,295	208,635
Retained earnings	70,402	69,612
Accumulated other comprehensive income	93	192
Treasury stock at cost, 10,893 and 10,909 shares	(154,059)	(154,286)
Total shareholders' equity	127,084	125,506
	$191,509	$200,645